ITEM 77M: Mergers

Morgan Stanley Institutional Fund, Inc. - Growth
Portfolio

	On February 28, 2014, a Special Meeting of
Shareholders of Morgan Stanley Focus Growth
Fund ("Focus Growth") was held to consider and vote upon an Agreement and Plan of Reorganization (the "Reorganization Agreement") between Focus Growth and Morgan Stanley
Institutional Fund, Inc. - Growth Portfolio ("MSIF
Growth"), pursuant to which substantially all of the assets and liabilities of Focus Growth would be transferred to MSIF Growth and shareholders of Focus Growth would become shareholders of MSIF
Growth, receiving shares of MSIF Growth equal to the value of their holdings in Focus Growth. The
Board of Trustees unanimously approved the Reorganization Agreement, and on February 28,
2014, the Reorganization Agreement was approved by the shareholders of Focus Growth.

	On April 7, 2014, the Reorganization
Agreement between Focus Growth and MSIF
Growth was completed according to the terms set forth above and in the Reorganization Agreement.